Exhibit 10(vvv)

GUARANTEE

by

THE BANK OF NEW YORK COMPANY, INC.

February 27, 2006

BNCI Guarantee

GUARANTEE

THIS GUARANTEE (this “Guarantee”) is made as of February 27, 2006, by The Bank of New York Company, Inc., a New York corporation (together with its permitted successors and assigns, “Guarantor”),

IN FAVOR OF Fructibail Invest, a French société civile having its registered office at 115, rue Montmartre, 75002 Paris and registered under number 485 307 904 R.C.S. with the Registre du commerce et des sociétés of Paris (“Fructibail”).

RECITALS:

WHEREAS, Guarantor owns, directly or indirectly, all of the outstanding shares in 4101 Austin Boulevard Corp. (“Austin”), a New York corporation, and Natexis Banques Populaires, a French société anonyme, owns, directly or indirectly, all of the equity interests in Fructibail.

WHEREAS, Austin, as Landlord, and Fructibail, as Tenant, are contemporaneously herewith entering into a Real Estate Lease dated February 27, 2006 for the land and improvements located at 101 Barclay Street, New York, New York and One Wall Street, New York, New York (the “Real Estate Lease”).

WHEREAS, Guarantor, Austin and Fructibail are contemporaneously herewith entering into a Supplemental Agreement dated February 27, 2006, setting forth certain additional understandings and agreements with respect to the Real Estate Lease (the “Supplemental Agreement”).

WHEREAS, the execution and delivery of this Guarantee is a condition precedent to Austin entering into the Real Estate Lease.

NOW, THEREFORE, in consideration of the foregoing and as a material inducement to Fructibail to enter into the Real Estate Lease:

Section 1. Definitions and Interpretation.

1.1 Certain Defined Terms. Except as expressly provided herein, terms defined in the Real Estate Lease are used herein as defined therein. In addition, as used herein, the following term shall have the following meaning:

“Guaranteed Obligations” shall have the meaning ascribed to such term in Section 2. 1 hereof.

1.2 Interpretation. In this Guarantee, unless a clear contrary intention appears:

(a) The singular includes the plural and vice versa;

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(b) Reference to any person (i) includes a reference to any individual, firm, joint venture, joint stock company, company, corporation, trust, government, state, agency of a state, association or partnership, regardless of whether such person has legal personality; and (ii) includes such person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Real Estate Lease, and reference to a person in a particular capacity excludes such person in any other capacity or individually;

(c) Reference to any gender includes the other genders;

(d) Reference to any agreement (including this Guarantee and the Real Estate Lease), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) Reference to any Section shall mean such section hereof;

(f) “Hereunder,” “hereof”, “hereto” and words of similar import shall deemed references to this Guarantee as a whole and not to any particular Section or other provision hereof;

(g) “Including” and “include” shall mean including without limiting the generality of any description preceding such term; and

(h) Relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”.

Section 2. The Guarantee.

2.1 Guarantee. Guarantor hereby irrevocably and unconditionally (i) guarantees to Fructibail the due payment and performance of Austin’s obligations under the Real Estate Lease and the Supplemental Agreement, in each case in accordance with the terms thereof and (ii) agrees to reimburse Fructibail for, and hold Fructibail harmless from and against, any and all losses, damages, claims, expenses, deficiencies, liabilities and costs (including, without limitation, reasonable attorneys’ fees and disbursements) incurred, suffered or sustained by Fructibail and/or its successors and assigns as a result of or arising out of, in connection with or resulting from, the enforcement of this Guarantee against Guarantor (the obligations of Guarantor under clauses (i) and (ii) above being referred to hereinafter, collectively, as “Guaranteed Obligations”). If any deduction for any Withholding Tax is required by law to be made from any payment due under this Guarantee, Guarantor shall make the required deduction and remit the amount so deducted to the appropriate governmental authority. In addition, Guarantor shall increase the amount of the payment as may be necessary so that the other party receives, after deduction of the required Withholding Tax (including any Withholding Tax imposed on the additional payment required to be made pursuant to this sentence), the full amount that it would have received absent the imposition of such Withholding Tax; provided, however, the amount by which Guarantor shall increase any payment shall not exceed the amount by which Austin would have been required to increase the payment on account of which the payment by Guarantor is being made if Austin had made such payment.

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2.2 Guaranteed Obligations Unconditional. The obligations of Guarantor under Section 2.1 hereof are irrevocable, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Real Estate Lease, the value of Austin, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of Guarantor hereunder:

(a) at any time or from time to time, without notice to Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or

(b) such performance or compliance shall be waived;

(c) any change in the existence, structure or ownership of Austin pursuant to Section 12.1 of the Real Estate Lease or the Real Estate Sublease or otherwise or any assignment by the Landlord pursuant to Section 17.1 of the Real Estate Lease;

(d) any other circumstances relating to the Guaranteed Obligations that might otherwise constitute a legal or equitable discharge of or defense to this Guarantee.

Guarantor hereby expressly waives: all diligence in collection or protection of or realization upon any Guaranteed Obligation; all notices whatsoever; and any requirement that Fructibail exhaust any right, power or remedy or proceed under the Real Estate Lease, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.

2.3 Manner of Dealing. Fructibail, without notice to Guarantor, shall have the right to deal in any manner it sees fit with any Guaranteed Obligation and with any security or guaranty for such Guaranteed Obligation, and, without limiting the foregoing, Fructibail may agree to amendments or waivers under the Real Estate Lease, and may grant extensions or renewals of all or any part of any such Guaranteed Obligation, and may, at any time and from time to time, release all or any part of the security or guaranty for, or demand or receive additional security or guaranty for, any such Guaranteed Obligation under the Real Estate Lease, or subordinate any or all of the Guaranteed Obligations to any other obligations of or claim against any other guarantor, whether owing to or existing in favor of Fructibail or any other party.

2.4 NBP’s Pursuit of Remedies. (a) Guarantor waives any and all statutory or other right that guarantor may otherwise have to require Fructibail to (i) proceed against Austin any other guarantor; or (ii) pursue any other remedy in their power whatsoever. Guarantor waives any defense arising out of the absence, impairment or loss of any right or remedy against Austin or any other guarantor or any such security whether resulting from the exercise by Fructibail of any right or remedy either of them may have against Austin or any other guarantor.

(b) It is agreed that the obligations of Guarantor hereunder shall be primary and this Guarantee shall be enforceable against Guarantor without the necessity for any

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suit or proceeding of any kind or nature whatsoever brought by Fructibail against Austin or its respective successors or assigns or any other party or against any security for the payment of the Guaranteed Obligations and without the necessity of any notice of non-payment or non-observance or of any notice of acceptance of this Guarantee or of any notice of demand to which Guarantor might otherwise be entitled (including, without limitation, diligence, presentment, notice of maturity, extension of time, protest, notice of dishonor or default, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, imposition or agreement arrived at as to the amount of or the terms of the Guaranteed Obligations, notice of adverse change in Austin’s financial condition and any other fact that might materially increase the risk to Guarantor), all of which Guarantor hereby expressly waives. This is a guarantee of payment and not of collection. Guarantor hereby expressly agrees that the validity of this Guarantee and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished, modified or impaired by reason of the assertion of or the failure to assert by Fructibail against Austin, or its successors or assigns, any of the rights or remedies reserved to Fructibail pursuant to the provisions of the Real Estate Lease.

2.5 Continuing Guarantee. This Guarantee shall be a continuing guaranty and the liability of Guarantor hereunder shall in no way be terminated, affected, modified, impaired or diminished (to the extent permitted by law) by reason of the happening, from time to time, of any of the following, although without notice or the further consent of Guarantor:

(a) any assignment, amendment, modification or waiver of or change in any of the terms, covenants, conditions or provisions of the Real Estate Lease or the invalidity or unenforceability of the foregoing; or

(b) Guarantor; or any extension of time that may be granted by Fructibail to Austin or

(c) any action that Fructibail or Austin may take or fail to take under or respect of the Real Estate Lease or by reason of any waiver of, or failure to enforce any of the rights, remedies, powers or privileges available to Fructibail under this Guarantee or available to Fructibail at law, equity or otherwise, or any action on the part of Fructibail or Austin granting indulgence or extension in any form whatsoever; or

(d) any dealing, transaction, matter or thing occurring between Fructibail and Austin; or

(e) any sale, exchange, release, or other disposition of any property pledged, mortgaged or conveyed, or any property in which Fructibail has been granted a lien or security interest to secure any indebtedness of Austin to Fructibail; or

(f) any release of any person or entity who may be liable in any manner for the payment and collection of any amounts owed by Austin to Fructibail; or

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(g) any Tenant Termination Event (as such term is defined in the Real Estate Lease), whether or not Fructibail has exercised any of its rights and remedies as set forth in the Real Estate Lease upon the happening of any such Tenant Termination Event; or

(h) Austin’s and/or Guarantor’s voluntary or involuntary liquidation, dissolution, sale of all or substantially all of their respective assets and liabilities, appointment of a trustee, receiver, liquidator, sequestrator or conservator for all or any part of Austin’s or Guarantor’s assets, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, or the commencement of other similar proceedings affecting Austin or Guarantor or any of the assets of either of them, including, without limitation, (A) the release or discharge of Austin from the payment and performance of its obligations under the Real Estate Lease by operation of law, or (B) the impairment, limitation or modification of the liability Austin, its partners or Guarantor in bankruptcy, or of any remedy for the enforcement of the Guaranteed Obligations, under the Real Estate Lease, or Guarantor’s liability under this Guarantee, resulting from the operation of any present or future provisions of the United States Bankruptcy Code or other present or future federal, state or applicable statute of law or from the decision in any court; or

(i) any change in or termination of the ownership interest of Guarantor in Austin (whether direct or indirect).

Section 3. Representations and Warranties.

Guarantor hereby represents and warrants to Fructibail that:

3.1 Corporate Charter and Authority. Guarantor is a corporation duly incorporated and in good standing under the laws of the State of New York and has the corporate power and authority to execute and deliver this Guarantee and to perform its obligations hereunder.

3.2 Authorization and Validity. Guarantor has taken all necessary corporate action to authorize the execution and delivery of this Guarantee and the performance of its obligations hereunder, and this Guarantee has been duly executed and delivered on behalf of Guarantor. This Guarantee constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws and legal and equitable principles affecting the enforcement of creditors’ rights generally.

3.3 No Conflict; Government Consent. The execution and delivery by Guarantor of this Guarantee, and the undertaking and performance of the obligations expressed to be assumed by it hereunder, will not conflict with any requirement of Guarantor’s organizational or governing documents or result in a breach of or a default under the laws of the United States, or any state or other political subdivision thereof, or any agreement or instrument to which it is a party or by which it is bound or in respect of any indebtedness in relation to which it is a guarantor or a surety, in a manner in which such

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conflict, breach or default would, in all reasonable likelihood, have a material adverse effect on the ability of Guarantor to perform its obligations hereunder. No consent, license, approval or authorization of, filing with, notice to or other act by or in respect of any agency or governmental authority or any other person is required in connection with the execution, delivery or performance of this Guarantee by Guarantor or the validity or enforceability of this Guarantee which, if not obtained, would, in all reasonable likelihood, have a material adverse effect on the ability of Guarantor to perform its obligations hereunder.

3.4 No Investment Company. Guarantor is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4. Miscellaneous.

4.1 Waiver. No failure on the part of Fructibail to exercise, no delay in exercising and no course of dealing with respect to any right, power or privilege under the Real Estate Lease or this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Guarantee preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

4.2 Governing Law and Submission to Jurisdiction. This Guarantee shall be governed by and construed in accordance with the law of the State of New York. Each of Guarantor and Fructibail hereby: (a) irrevocably consents and submits to the jurisdiction of any Federal, state, county or municipal court sitting in the State of New York in respect to any action or proceeding brought therein by Guarantor or Austin against Fructibail or by Fructibail against Guarantor or Austin concerning any matters arising out of or in any way relating to this Guarantee or the Real Estate Lease; (b) irrevocably waives all objections as venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings; (c) agrees that the law of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York; and (d) agrees that any final judgment rendered against it in any such action proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each of Guarantor and Fructibail further agrees that any action or proceeding by Fructibail against Guarantor or Austin, or Guarantor or Austin against Fructibail, as the case may be, in respect to any matters arising out of or in any way relating to this Guarantee shall be brought only in the State of New York, County of New York. The address for service of process upon Guarantor in the State of New York is The Bank of New York, One Wall Street – 10th Floor, New York, NY 10286, Attention: General Counsel. Fructibail hereby appoints CT Corporation, having an office at 111 Eighth Avenue, New York, New York 10011 as its agent who shall be authorized to accept service of process on its behalf. Each of Guarantor and Fructibail shall have the right to appoint a successor agent upon notice to Guarantor, in the case of Fructibail, or Fructibail, in the case of Guarantor, but, at all times during the term of this agreement,

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Guarantor and Fructibail shall each have a duly authorized agent for service of process in New York State.

4.3 Notices. Any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Guarantee shall be in writing and shall be (1) mailed by certified mail, postage prepaid, return receipt requested, or (2) sent by nationally recognized overnight air courier service, or (3) sent by telecopy (provided an identical notice is also sent simultaneously by mail or overnight courier). All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below:

if to Guarantor:

The Bank of New York

One Wall Street – 32nd Floor

New York, NY 10286

Attention: Corporate Treasury and Tax

if to Fructibail:

Fructibail Invest

115, rue Montmartre

75002 Paris

Attention: Imed Ben Romdhane

with copy to:

Natexis Bank Populaire

45, rue Saint Dominique

75007 Paris

Attention: Negar Madjlessi

or at such other address or to such other addressee as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice. Notices shall be deemed given when receipt is verified by telephone confirmation, or if mailed, when received, with failure to accept delivery constituting delivery for this purpose. Any notices received after 5:00 p.m. (New York City time) on a Business Day shall be deemed delivered on the following Business Day. Any party hereto may change the addresses for notices set forth above by giving at least ten (10) days’ prior notice of such change in writing to the other party as aforesaid and otherwise in accordance with these provisions.

4.4 Successors. The covenants, conditions and agreements contained in this Guarantee shall bind and inure to the benefit of Guarantor and Fructibail and their respective successors and assigns.

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4.5 Severability. Any provision of this Guarantee or the Real Estate Lease that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating either the portion of that provision which is not held to be prohibited or unenforceable, or the remaining provisions of this Guarantee or the Real Estate Lease and without affecting the validity or enforceability of such provision in any other jurisdiction.

4.6 Counterparts. This Guarantee may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

4.7 Entire Agreement; Amendments. This Guarantee contains the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Guarantee shall not be modified, changed or supplemented, except by written instrument executed by both parties.

4.8 Subrogation. Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation or by any right of indemnity, reimbursement or other agreement with Austin or any other person or entity until all the Guaranteed Obligations to Fructibail shall have been completely performed.

4.9 No Contest. Neither Guarantor nor any of its Affiliates shall directly or indirectly contest the validity of this Guarantee.

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IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be duly executed as of the day and year first above written.

THE BANK OF NEW YORK COMPANY, INC.

By:	/s/ Bruce Van Saun
Name: Bruce Van Saun
Title: Senior Executive Vice President & CFO

Acknowledged, Accepted and Agreed:

FRUCTIBAIL INVEST

By:	/s/ Fabrice Croppi /s/ Imed Ben Romdhane
Name: Fabrice Croppi /s/ Imed Ben Romdhane
Title: Co-Heads of Financial Engineering

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